Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Toro Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares of $0.001 par value each (“Common Shares”) under the Toro Corp. 2025 Equity Incentive Plan(4)	Other	3,000,000	(3)	$3.28	$9,840,000	0.00013810	$ 1,385.91

Total Offering Amounts						$9,840,000		$ 1,385.91
Total Fee Offsets								-
Net Fee Due								$ 1,385.91

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Common Shares of the Registrant which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding Common Shares. In addition, this Registration Statement (i) pursuant to Rule 416(c) under the Securities Act, also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, and (ii) registers the resale of shares of Common Shares by certain selling securityholders identified in the Reoffer Prospectus included in and filed with the Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.

(2)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Capital Market on September 26, 2025.

(3)	Represents number of Common Shares reserved for awards under the applicable equity incentive plan.

(4)
Each Common Share includes an associated preferred share purchase right arising under and subject to the terms set forth in the Shareholder Protection Rights Agreement by and between the Registrant and Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Shareholder Protection Rights Agreement”). Until the occurrence of certain events described in the Shareholder Protection Rights Agreement, the rights are not exercisable and trade inseparably from the Common Shares.